Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS
FOR NOVEMBER 2006

BOHEMIA, N.Y. — December 12, 2006 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of November 2006 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF NOVEMBER

($ In Millions)

	2006	2005	% Change

Wholesale / US Nutrition	$75	$65	16%

North American Retail / Vitamin World	$18	$19	(-8%)

European Retail / Holland & Barrett / GNC (UK)	$51	$45	13%

Direct Response / Puritan’s Pride	$18	$13	38%

Total	$161	$142	14%

European Retail net sales in local currency increased 3% in November 2006.  Vitamin World same store sales decreased 1% in November 2006.

NBTY’s preliminary unaudited net sales results for the two months October and November 2006 and 2005 respectively by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OCTOBER AND NOVEMBER

($ In Millions)

	2006	2005	% Change

Wholesale / US Nutrition	$163	$142	14%

North American Retail / Vitamin World	$36	$38	(-6)%

European Retail / Holland & Barrett / GNC (UK)	$101	$93	8%

Direct Response / Puritan’s Pride	$30	$23	29%

Total	$329	$297	11%

European Retail net sales in local currency decreased 1% for the two-month period of October and November 2006.  Vitamin World same store sales increased 1% for the two-month period of October and November 2006.

ABOUT NBTY
NBTY is a global leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste®, SISU®, Solgar® and Ester-C® brands.

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